Exhibit 99.1

Catalyst Biosciences Announces Global License and Collaboration Agreement to Develop Pegylated CB

2782 for the Treatment of Dry Age-Related Macular Degeneration

Catalyst to receive $15 million upfront and is eligible to receive an additional $340 million in milestones and tiered royalties up to low double digits

SOUTH SAN FRANCISCO, Calif. – December 19, 2019 – Catalyst Biosciences, Inc. (Nasdaq: CBIO), today announced it has entered into a global license and collaboration agreement with Biogen Inc. (Nasdaq: BIIB) for the development and commercialization of pegylated CB 2782 (CB 2782-PEG) for the potential treatment of geographic atrophy (GA) associated dry age-related macular degeneration (dry AMD).

Under the terms of the agreement, Biogen will receive an exclusive worldwide license to develop and commercialize CB 2782-PEG and Catalyst’s other anti-C3 proteases for the potential treatment of dry AMD. Catalyst will perform pre-clinical and manufacturing activities and Biogen will be solely responsible for funding the pre-clinical and manufacturing activities and performing Investigational New Drug (IND)-enabling activities, worldwide clinical development, and commercialization.

Catalyst will receive a $15 million upfront payment and is eligible to receive up to $340 million in clinical, regulatory, and commercial milestone payments plus future tiered royalties based on net sales.

“We believe Biogen is an excellent collaborator for our anti-C3 ophthalmology program,” said Nassim Usman, Ph.D., president and chief executive officer of Catalyst. “Geographic atrophy, an advanced form of dry AMD, can have a devastating impact on vision, affects over a million people in the United States and is a significant market opportunity with no approved therapies. CB 2782-PEG could offer clinically meaningful efficacy through prolonged and complete suppression of C3, a clinically validated target in GA.”

Catalyst presented preclinical data on CB 2782-PEG at the 2019 Annual Meeting of the Association for Research in Vision and Ophthalmology (ARVO) in Vancouver, British Columbia. The comprehensive study demonstrated CB 2782-PEG’s potential for efficacy and improved convenience. Key highlights included an increase in CB 2782’s ocular half-life following PEGylation without compromising activity. Importantly, a single intravitreal injection of 125 µg CB 2782-PEG in non-human primates eliminated greater than 99% of the C3 from the vitreous humor for at least 28 days. This pharmacodynamic profile predicts a competitive human intravitreal dosing only three or four times a year. ARVO presentation materials can be accessed on the Events and Presentations section of the Catalyst website.

About Catalyst Biosciences

Catalyst is a clinical-stage biopharmaceutical company focused on developing novel treatments for hemophilia and other rare bleeding disorders. Our engineered coagulation factors are designed to overcome the significant limitations of current IV treatment options, facilitate prophylaxis, and ultimately deliver substantially better outcomes for patients using SQ dosing. Our lead asset, MarzAA, has completed Phase 2 development having met its primary endpoint of significantly reducing the annualized bleed rate (ABR) in individuals with hemophilia A or B with inhibitors. Our second asset, DalcA, is in a Phase 2b clinical trial and is being developed for the treatment of hemophilia B. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Such statements include statements about potential milestone payments and royalties, the potential uses and benefits of CB 2782-PEG to treat geographic atrophy or dry AMD, the potential for CB 2782-PEG to be a best-in-class therapy, and to have human dosing three or four times per year. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements as a result of various important factors, including, but not limited to, the risk that development of CB 2782-PEG may be delayed or unsuccessful, that human trials will not replicate the results from animal studies, that potential adverse effects may arise from the testing or use of CB 2782-PEG, the risk that Biogen may cease development of CB 2782-PEG, competition and other risks described in the “Risk Factors” section of the Company’s quarterly report filed with the Securities and Exchange Commission on November 7, 2019, and in other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com